EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

Cleartronic, Inc. and Subsidiary

We consent to the inclusion of our report dated December 31, 2010 in Form 10-K of Cleartronic, Inc. and Subsidiary for the year ended September 30, 2010, relating to the consolidated balance sheet of the Company as of September 30, 2010, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for the year then ended.

/s/ Kramer Weisman and Associates, LLP

December 29, 2011

Davie, Florida